Exhibit 10.26

THE EXONE COMPANY

2013 EQUITY INCENTIVE PLAN

Notice of Stock Bonus Award

Grant Number:

You have been granted shares of Common Stock of The ExOne Company (the “Company”) on the following terms:

Name of Participant:

Total Number of Shares Granted:

Fair Market Value per Share:	$TBD

Total Fair Market Value of Award:	$TBD

Date of Grant:

Vesting Commencement Date:	N/A

Vesting Schedule:	100% vested on the Grant Date

You and the Company agree that these shares are granted under and governed by the terms and conditions of The ExOne Company 2013 Equity Incentive Plan (the “Plan”) and the Stock Bonus Award Agreement, which is attached to and made a part of this document.

You also agree that the Company may deliver by email all documents relating to the Plan or this award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a web site, it will notify you by email.

Participant:	The ExOne Company

By:
[Name]	Title:

THE EXONE COMPANY

2013 EQUITY INCENTIVE PLAN

Stock Bonus Award Agreement

Defined Terms	Capitalized terms used and not otherwise defined herein have the definitions given to them in the Plan. If there is any conflict or inconsistency between the terms of this Stock Bonus Award Agreement and the Plan, the terms of the Plan shall control.

Payment for Shares	No payment is required for the shares that you are receiving.

Stock Certificates	Your shares are being held as book entry shares by the Company’s transfer agent. You may request (at reasonable intervals) that the Company release to you a non-legended certificate for your shares.

Voting Rights	You may vote your shares.

Withholding Taxes	No stock certificates will be released to you unless you have made acceptable arrangements to pay any withholding taxes that may be due as a result of this award or the vesting of the shares. With the Company’s consent, these arrangements may include (a) withholding shares of Company stock that otherwise would be issued to you when they vest or (b) surrendering shares that you previously acquired. The fair market value of the shares you surrender, determined as of the date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes. The Company urges you to seek the advice of your own tax consultants with respect to the tax effects of this Award.

Restrictions on Resale	You agree not to sell any shares at a time when applicable laws, Company policies, or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

No Retention Rights	Your award or this Agreement does not give you the right to be employed or retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, without regard to its choice-of-law provisions.

The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference, and this Agreement is subject to the terms of the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement between the parties.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.

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